EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 26, 2020, relating to the consolidated financial statements of Avino Silver & Gold Mines Ltd. appearing in the Annual Report on Form 20-F of Avino Silver & Gold Mines Ltd. for the year ended December 31, 2019, and incorporated by reference to this Registration Statement and to the reference to us under the heading “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/ Manning Elliott LLP

Vancouver, Canada

January 13, 2021